Exhibit 2.02

ACTIONVIEW INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2009

(Unaudited)

ActionView International, Inc Consolidated Balance Sheet (Unaudited)
September 30,
2009
ASSETS
Current Assets
Cash	$690
Receivable	67,500
Inventory	1,230
Total Current Assets	69,420
Total Assets	$69,420
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$16,742
Due to related parties	12,000
Total Current Liabilities	28,742
Total Liabilities	28,742
Stockholders' Equity
Common Stock, Authorized 1,000,000,000 Shares, $0.001 Par Value, 54,000,000 Shares Issued and Outstanding	54,000
Preferred Stock, 50,000,000 Authorized, Par Value $0.001, 100,000 shares Issued and Outstanding	100
Additional Paid in Capital	196,332
Retained Deficit	(205,764)
Total Stockholders' Equity	40,678
Total Liabilities and Stockholders' Equity	$69,420

The accompanying notes are an integral part of these consolidated financial statements

ActionView International, Inc Consolidated Statement of Operations (Unaudited)
For the Nine Months Ended September 30,
2009
Revenues
Sales	$5,503

Operating Expenses
Event expense	45,425
Consulting	32,500
Office and general administration	137,342
Total Operating Expenses	215,267
Net Operating Loss

Net Loss	$205,764
Net Loss Per Share	$0.005
Weighted Average Shares Outstanding	54,000,000

ACTIONVIEW INTERNATIONAL, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2009

(Unaudited)

NOTE 1 -BASIS OF PRESENTATION

Unaudited Interim Consolidated Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles. They may not include all information and footnotes required by United States generally accepted accounting principles for complete financial statement disclosure. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

Going concern

These unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The continuing operations of the Company is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.  There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company.  The issuances of additional equity securities by the Company may result in dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected. Management intends to finance operating costs over the next twelve months with private placement of capital stock and loans.

Share Exchange

In August 2009, ActionView consummated a share exchange with MatchFights, LLC. (“MatchFights”), a privately-held sports entertainment promoter.   As a result of the transaction, ActionView agreed to issue a total of 100,000 new shares of Preferred Stock in exchange for 100% of MatchFights ownership units.  Since ActionView was essentially a non-operating shell immediately prior to the share exchange, the Company has treated the transaction as a reverse merger for accounting purposes.  Accordingly, all financial information presented prior to the date of the share exchange is that of MatchFights exclusive of ActionView operations or assets.  In addition, shares held by ActionView shareholders at the time of the share exchange have been treated as shares issued by MatchFights.  The accompanying financial statements represent the consolidated operations of ActionView and MatchFights, collectively referred to hereafter as “ActionView” or “the Company.”

NOTE 2 – DUE TO RELATED PARTIES

As of September 30, 2009, the Company had received $12,000 from one of the directors of the Company for working capital purposes.  The amount has been treated as a short-term, non-interest bearing loan.